Exhibit 10.2

CAPITAL SOUTHWEST CORPORATION
2010 RESTRICTED STOCK AWARD PLAN

1.	PURPOSE

This Plan is intended to foster and promote the long-term financial success of Capital Southwest Corporation and its Subsidiaries (the "Company Group"); to reward performance and to increase shareholder value by providing Participants appropriate incentives and rewards; to enable the Company Group to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the successful conduct of the Company Group’s businesses are largely dependent; to encourage Participants’ ownership interest in Capital Southwest Corporation; and to align the interests of employees with that of the Company’s shareholders.

2.	DEFINITIONS

(a)           "1940 Act" means the Investment Company Act of 1940, as amended.

(b)           "Affiliate" means any "parent corporation" or "subsidiary corporation" of the Company, as such term is defined in Code Sections 424(e) and 424(f).

(c)           "Award Agreement" means a written or electronic agreement evidencing and setting forth the terms of a Restricted Stock Award.

(d)           "Board of Directors" means the board of directors of the Company.

(e)           "Cause" means, unless otherwise specified in the Award Agreement or in an employment agreement with any member of Company Group, with respect to a Participant:

(i)           Commission of any act or acts of personal dishonesty intended to result in substantial personal enrichment to the Employee to the detriment of any Company Group member;

                                    (ii)           Conviction of, or entering into a plea of nolo contendere to, a felony;

(iii)          In the case of an Employee, repeated failures to perform his responsibilities that are demonstrably willful and deliberate, provided that such failures have continued for more than 10 days following written notice from the Company of its intent to terminate his employment based on such failures;

(iv)          Intentional, repeated or continuing violation of any of the applicable Company Group member’s policies or procedures that occurs or continues after notice to the Participant that he or she has violated such policy or procedure; or

(v)          Any material breach of a written covenant or agreement with a Company Group member, including the terms of this Plan or any material breach of fiduciary duty to a Company Group member.

A Participant shall be considered to have been discharged for Cause if the Company determines within 30 days after his resignation or discharge that discharge for Cause was warranted.

(f)              "Change in Control" means

(i)           The date any one person, or more than one "person" acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s)) ownership of Common Stock possessing 51% or more of the total voting power of the Common Stock of the Company;

(ii)           Individuals who at any time during the term of this Agreement constitute the board of directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least 75% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board;

(iii)           Any consolidation or merger to which the Company is a party, if following such consolidation or merger, shareholders of the Company immediately prior to such consolidation or merger shall not beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or

(iv)           Any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to an entity (or entities) of which the Company or the shareholders of the Company immediately prior to such transaction beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities.

(g)             "Code" means the Internal Revenue Code of 1986, as amended.

(h)             "Committee" means the Compensation Committee of the Board of Directors.

(i)              "Common Stock" means the Common Stock of the Company, par value, $1.00 per share.

(j)              "Company" means Capital Southwest Corporation, a corporation organized under the laws of the State of Texas, and all successors to it.

(k)             "Covered Employee" means an Employee who is, or is determined by the Committee may become, a "covered employee" within the meaning of Code Section 162(m).

(l)              "Date of Grant" means the date when the Company completes the corporate action necessary to create the legally binding right constituting a Restricted Stock Award, as provided in Code Section 409A and the regulations thereunder.

(m)            "Disability" has the meaning set forth in Code Section 22(e)(3).

(n)             "Effective Date" means the date the Plan is approved by the shareholders of the Company.

(o)             "Employee" means any person employed by the Company or a Subsidiary.  Directors who are employed by the Company or a Subsidiary shall be considered Employees under the Plan.

(p)             "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(q)             "Fair Market Value" on any date means the market price of Common Stock, determined by the Committee as follows:

(i)           If the Common Stock is listed and traded on a national securities exchange (as such term is defined by the Exchange Act, as amended) or on the NASDAQ National Market System on the date of determination, then the Fair Market Value per share shall be the closing price of a share of the Common Stock on said national securities exchange or NASDAQ National Market System on the date of determination.  If the Common Stock is traded in the over-the-counter market, the Fair Market Value per share shall be the average of the closing bid and asked prices of a share on the date of determination;

(ii)           If the Common Stock is listed on a national securities exchange or on the NASDAQ National Market System but no shares of the Common Stock are traded on the date of determination, but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the closing price of a share of the Common Stock on the most recent date before the date of determination.  If the Common Stock is regularly traded in the over-the-counter market but no shares of the Common Stock are traded on the date of determination, but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the average of the closing bid and asked prices of a share of the Common Stock on the most recent date before the date of determination on which trading occurred.

(iii)           If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate, in accordance with Code Section 409A.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal.  The Committee’s determination of Fair Market Value shall be conclusive and binding on all persons.

(r)              "Participant" means any person who holds an outstanding Restricted Stock Award.

(s)             "Performance Criteria" means the criteria the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period.  The Performance Criteria that will be used to establish Performance Goals are limited to the following: economic value added (as determined by the Committee); achievement of profit, loss or expense ratio; cash flow; book value; sales of products; net income (either before or after taxes); operating earnings; return on capital; return on net assets; return on shareholders’ equity; return on assets; shareholder returns; productivity; expenses; margins; operating efficiency; customer satisfaction; earnings per share; price per share of Common Stock; and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.  The Committee shall, within the time prescribed by Code Section 162(m), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(t)           "Performance Goals" means the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria.  Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary or an individual.  The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period.  The Committee, in its discretion, may, within the time prescribed by Code Section 162(m), adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(u)             "Performance Period" means the designated period during which the Performance Goals must be satisfied with respect to the Restricted Stock Award to which the Performance Goals relate.

(v)             "Plan" means this Capital Southwest Corporation 2010 Restricted Stock Award Plan.

(w)            "Qualified Performance-Based Award" means a Restricted Stock Award that is intended to qualify as "qualified performance-based compensation" within the meaning of Code Section 162(m) and is designated as a Qualified Performance-Based Award pursuant to Section 8 hereof.

(x)             "Restricted Stock" or "Restricted Stock Award" means, individually or collectively, a grant of Shares under the Plan.

(y)             "Share" means a share of Common Stock.

(z)             "Subsidiary" means Capital Southwest Venture Corporation and Capital Southwest Management Corporation.

(aa)           "Termination of Service" shall mean the termination of employment of an Employee by the Company and all Subsidiaries.  A Participant’s service shall not be deemed to have terminated because of a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service.  Furthermore, a Participant’s service with the Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or a Subsidiary; provided, however, that if any such leave exceeds 90 days, on the 91st day of such leave the Participant’s service shall be deemed to have terminated unless the Participant’s leave of absence is approved by the Committee.  The Participant’s service shall be deemed to have terminated upon the entity for which the Participant performs service ceasing to be a Subsidiary (or any successor).  Subject to the foregoing, the Company, in its discretion, shall determine whether a Participant’s service has terminated and the effective date of such termination.

3.	ADMINISTRATION

The Committee shall administer the Plan.  The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board of Directors.  A member of the Board of Directors shall be deemed to be "disinterested" only if he satisfies (i) such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and (ii) such requirements as the Internal Revenue Service may establish for non-employee directors acting under plans intended to qualify for exemption under Code Section 162(m)(4)(C).  The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan and subject to the approval by the required majority of the Company's directors, as defined in Section 57(o) of the 1940 Act:

(a)               The Committee shall have the sole and complete authority to:

(i)           Determine the Employees to whom Restricted Stock Awards are granted, the type and amounts of Restricted Stock Awards to be granted and the time of all such grants;

(ii)           Determine the terms, conditions and provisions of, and restrictions relating to, each Restricted Stock Award granted;

                                    (iii)          Interpret and construe the Plan and all Award Agreements;

(iv)          Prescribe, amend and rescind rules and regulations relating to the Plan;

(v)           Determine the content and form of all Award Agreements;

(vi)          Determine all questions relating to Restricted Stock Awards under the Plan, including whether any conditions relating to a Restricted Stock Award have been met;

(vii)           Consistent with the Plan and with the consent of the Participant, as appropriate, amend any outstanding Restricted Stock Award or amend the exercise date or dates thereof, provided that the Committee shall not have any discretion or authority to make changes to any Restricted Stock Award that is intended to qualify as a Qualified Performance-Based Award to the extent that the existence of such discretion or authority would cause such Restricted Stock Award not to so qualify;

(viii)           Determine the duration and purpose of leaves of absence that may be granted to a Participant without constituting termination of the Participant’s employment for the purpose of the Plan or any Restricted Stock Award;

(ix)           Maintain accounts, records and ledgers relating to Restricted Stock Awards;

(x)           Maintain records concerning its decisions and proceedings;

(xi)           Employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

(xii)           Do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the objectives of the Plan.

(b)           Each Restricted Stock Award shall be evidenced by an Award Agreement containing such provisions as may be approved by the Committee.  Each Award Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of the Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement.  The terms of each Award Agreement shall be in accordance with the Plan, but each Award Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.  In particular, and at a minimum, the Committee shall set forth in each Award Agreement (i) the number of Shares subject to the Restricted Stock Award; (ii) the expiration date of the Restricted Stock Award; (iii) the manner, time, and rate (cumulative or otherwise) of vesting of such Restricted Stock Award; and (iv) the restrictions, if any, placed upon such Restricted Stock Award, or upon Shares which may be issued upon vesting of such Restricted Stock Award.  The Chairman of the Committee and such other directors and officers as shall be designated by the Committee is hereby authorized to execute Award Agreements on behalf of the Company and to cause them to be delivered to the recipients of Restricted Stock Awards.

4.	STOCK SUBJECT TO THE PLAN

(a)            General Limitations.  Subject to adjustment as provided in Section 12 of the Plan, the maximum number of Shares reserved for issuance in connection with Restricted Stock Awards under the Plan is 47,000 Shares.  Notwithstanding the preceding, grants of Restricted Stock Awards shall be subject to the following limitations:

(i)           Subject to adjustment as provided in Section 12 of the Plan, the total number of Shares that may be outstanding as Restricted Stock under all of the Company's compensations plans shall not exceed 10% of the outstanding Shares on the effective date of the Plan plus 10% of the Shares issued or delivered by the Company (other than pursuant to any Employee compensation plans) during the term of the Plan.

(ii)           The amount of voting securities that would result from the exercise of all the Company's outstanding warrants, options, and rights, together with any Restricted Stock issued pursuant to this Plan and any other compensation plan of the Company, at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company; provided, however, that if the amount of voting securities that would result from the exercise of all the Company's outstanding warrants, options, and rights issued to the Company's directors, officers, and employees, together with any Restricted Stock issued pursuant to this Plan and any other compensation plan of the Company, would exceed 15% of the outstanding voting securities of the Company, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights, together with any Restricted Stock issued pursuant to this Plan and any other compensation plan of the Company, at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company.

(b)              Individual Limitations.  Subject to adjustment as provided in Section 12 of the Plan, in no event may Qualified Performance-Based Awards be granted to a single Participant in any 12-month period in respect of more than 6,250 Shares (if the Restricted Stock Award is denominated in Shares).

(c)               Other Rules.

(i)           The number of Shares associated with a Restricted Stock Award originally counted against the limitations as the result of the grant of the Restricted Stock Award shall be restored against the limitations and be available for reissuance under this Plan if and to the extent the Restricted Stock Award is surrendered, cancelled, expires, terminates or is forfeited for any reason.

(ii)           Shares withheld by, or otherwise remitted to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on a Restricted Stock, or upon any other payment or issuance of Shares under the Plan shall not become available for issuance or reissuance under the Plan.

(d)              Shares issued under the Plan may be either authorized but unissued Shares, authorized Shares previously issued held by the Company in its treasury which have been reacquired by the Company, or Shares purchased by the Company in the open market.

5.	ELIGIBILITY

Subject to the terms of the Plan, all Employees shall be eligible to receive Restricted Stock Awards under the Plan.

6.	RESTRICTED STOCK AWARDS

The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Restricted Stock Awards to eligible Employees upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

(a)           Payment of the Restricted Stock Award.  The Restricted Stock Award may only be made in whole Shares.

(b)           Terms of the Restricted Stock Awards.  The Committee shall determine the dates on which Restricted Stock Awards granted to a Participant shall vest and any specific conditions or Performance Goals which must be satisfied prior to the vesting of any installment or portion of the Restricted Stock Award.  Notwithstanding other paragraphs in this Section 6, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock Awards except for any Restricted Stock Awards that are Qualified Performance-Based Awards under Section 8 hereof.  The acceleration of any Restricted Stock Award shall create no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other Restricted Stock Awards.

(c)           Termination of Service.  Unless otherwise determined by the Committee, upon a Participant’s Termination of Service for any reason, including retirement, other than Disability or death, the Participant’s unvested Restricted Stock Awards as of the date of termination shall be forfeited and any rights the Participant had to such unvested Restricted Stock Awards shall become null and void.  Unless otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all unvested Restricted Stock Awards held by such Participant, including any portion of a Restricted Stock Award subject to a Performance Goal, shall immediately vest.

(d)           Acceleration Upon a Change in Control.  In the event of a Change in Control, all unvested Restricted Stock Awards held by a Participant shall become immediately vested.

7.	DIVIDENDS, DISTRIBUTIONS AND OTHER RIGHTS.

(a)           Dividends.  A Participant holding a Restricted Stock Award shall, unless otherwise provided in the applicable Award Agreement, be entitled to receive, with respect to each such Share covered by a Restricted Stock Award, a payment equal to any dividends or distributions.

(b)           Voting of Restricted Stock Awards.  After a Restricted Stock Award has been granted, but for which Shares covered by such Restricted Stock Award have not yet vested, the Participant shall be entitled to vote such Shares subject to the rules and procedures adopted by the Committee for this purpose.

(c)           Restrictive Legend.  Each certificate issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, at the discretion of the Board of Directors, each such certificate shall be held by the Company until the Restricted Stock has vested.  Each such certificate shall bear the following (or a similar) legend:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Capital Southwest Corporation 2010 Restricted Stock Plan and an agreement entered into between the registered owner and Capital Southwest Corporation.  A copy of such plan and agreement is on file at the principal office of Capital Southwest Corporation."

8.	QUALIFIED PERFORMANCE-BASED AWARDS

(a)           Purpose.  The purpose of this Section 8 is to provide the Committee the ability to grant Restricted Stock as Qualified Performance-Based Awards.  If the Committee, in its discretion, decides to grant to a Covered Employee a Restricted Stock Award that is intended to constitute a Qualified Performance-Based Award, the provisions of this Section 8 shall control over any contrary provision contained herein; provided, however, that the Committee may grant Restricted Stock Awards to Covered Employees that are based on Performance Criteria or Performance Goals that do not satisfy the requirements of this Section 8.

(b)           Applicability.  This Section 8 shall apply only to those Covered Employees selected by the Committee to receive Qualified Performance-Based Awards.  The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive a Restricted Stock Award for the relevant Performance Period.  Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

(c)           Procedures with Respect to Qualified Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Award requirements of Code Section 162(m)(4)(C), with respect to any Restricted Stock Award that may be granted to one or more Covered Employees, no later than 90 days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Code Section 162(m)), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Restricted Stock Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Restricted Stock Awards, as applicable, to be earned by each Covered Employee for such Performance Period.  Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.  No Restricted Stock Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Restricted Stock Award is subject have been achieved.  The Committee may not increase during a year the amount of a Qualified Performance-Based Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.

(d)           Payment of Qualified Performance-Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a subsidiary on the day a Qualified Performance-Based Award for such Performance Period is paid to the Participant.  Furthermore, a Participant shall be eligible to receive payment pursuant to a Qualified Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

(e)           Acceleration Upon a Change in Control.  In the event of a Change in Control, all unvested Qualified Performance-Based Awards held by a Participant shall become vested upon the Change in Control.

(f)           Dividends and Other Distributions.  The Participant shall not be paid any dividends or distributions or other distributions with respect to Qualified Performance-Based Awards until the Participant has become vested in the Shares covered by the Qualified Performance-Based Awards.  At the time of vesting, the Participant shall receive a cash payment equal to the aggregate cash dividends (without interest) (other than distributions in Shares) and the number of Shares equal to any stock dividends that the Participant would have received if the Participant had owned all of the Shares which vested for the period beginning on the date of the Restricted Stock Award, and ending on the date of vesting or payment.  No dividends shall be paid to the Participant with respect to any Qualified Performance-Based Awards that are forfeited by the Participant.

(g)           Additional Limitations.  Notwithstanding any other provision of the Plan, any Restricted Stock Award granted to a Covered Employee that is intended to constitute a Qualified Performance-Based Award shall be subject to any additional limitations set forth in Code Section 162(m) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Code Section 162(m)(4)(C), and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

(h)           Effect on Other Plans and Arrangements.  Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

9.	RIGHTS OF PARTICIPANTS

Nothing contained in this Plan or in any Award Agreement confers on any person any right to continue in the employ or service of the Company or an Affiliate or interferes in any way with the right of the Company or an Affiliate to terminate a Participant’s services.

10.	DESIGNATION OF BENEFICIARY

A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Restricted Stock Award to which the Participant would then be entitled.  Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing.  If a Participant fails to designate a beneficiary, then the Participant’s estate will be deemed to be the beneficiary.

11.	TRANSFERABILITY OF RESTRICTED STOCK AWARDS

No Restricted Stock Award granted hereunder shall be transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code.

12.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR A CHANGE OF CONTROL

(a)           Adjustment Clause.  In the event of any change in the outstanding Shares by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other change affecting the outstanding shares of Stock as a class without the Company’s receipt of consideration, or other equity restructuring within the meaning of Financial Accounting Standard No. 123 (revised 2004), appropriate adjustments shall be made to (i) the aggregate number of shares of Stock with respect to which Restricted Stock Awards may be made under the Plan, (ii) the terms and the number of shares and/or the price per share of any outstanding Stock Options, and (iii) the share limitations set forth in Section 4 hereof.  The Committee shall also make appropriate adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend.  Adjustments, if any, and any determination or interpretations, made by the Committee shall be final, binding and conclusive.  Any adjustment made under this Section 12 will be made in accordance with any required action by shareholders of the Company, the provisions of any applicable corporate law and the approval of the required majority, as defined in Section 57(o) of the 1940 Act, of the Company's directors.  Conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration.  Except as expressly provided herein, no issuance by the Company of shares of any class or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to a Restricted Stock Award.

(b)           Change of Control.  If a Change of Control occurs, the Committee may, in its discretion and without limitation:

(i)           Cancel outstanding Restricted Stock Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Restricted Stock Awards, as determined by the Committee or the Board of Directors in its sole discretion;

(ii)           Substitute other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for Shares subject to outstanding Restricted Stock Awards; and

(iii)          Arrange for the assumption of Restricted Stock Awards, or replacement of Restricted Stock Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following the transaction (as well as any corresponding adjustments to Restricted Stock Awards that remain outstanding based upon Company securities);

No such adjustments may, however, materially change the value of benefits available to a Participant under an outstanding Restricted Stock Award.

(c)           Section 409A Provisions with Respect to Adjustments.  Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section to Restricted Stock Awards that are considered "deferred compensation" within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A unless the Participant consents otherwise; (ii) any adjustments made to Restricted Stock Awards that are not considered "deferred compensation" subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Restricted Stock Awards either continue not to be subject to Code Section 409A or comply with the requirements of Code Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause a Restricted Stock Award that is not intended to be subject to Code Section 409A to be subject thereto.

13.	TAX WITHHOLDING

Whenever under this Plan, cash or Shares are to be delivered upon exercise of a Restricted Stock Award or any other event with respect to rights and benefits hereunder, the Committee shall be entitled to require as a condition of delivery: (i) that the Participant remit an amount sufficient to satisfy all federal, state, and local withholding tax requirements related thereto, (ii) that the minimum withholding of such sums come from compensation otherwise due to the Participant, or (iii) the Participant remit any required amounts using a combination of the methods provided in clause (i) and clause (ii).  Shares may not be used to satisfy tax withholding requirements without exemptive relief from Section 23(c) of the 1940 Act.

14.	AMENDMENT OF THE PLAN AND RESTRICTED STOCK AWARDS

(a)           The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively.  Failure to ratify or approve amendments or modifications by shareholders shall be effective only as to the specific amendment or modification requiring such approval or ratification.  Other provisions of this Plan will remain in full force and effect.  No such termination, modification or amendment may adversely affect the rights of a Participant under an outstanding Restricted Stock Award without the written permission of such Participant.

(b)           The Committee may amend any Award Agreement, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the rights of any Participant under an outstanding Restricted Stock Award without the written consent of such Participant.

15.	RIGHT OF OFFSET

The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Restricted Stock Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement; provided, however, that no such offset shall be permitted if it would constitute an "acceleration" of a payment hereunder within the meaning of Code Section 409A.  This right of offset shall not be an exclusive remedy and the Company’s election not to exercise the right of offset with respect to any amount payable to a Participant shall not constitute a waiver of this right of offset with respect to any other amount payable to the Participant or any other remedy.

16.	EFFECTIVE DATE OF PLAN

The Plan shall become effective immediately upon its approval by the Company’s shareholders.

17.	TERMINATION OF THE PLAN

The right to grant Restricted Stock Awards under the Plan will terminate 10 years after the Effective Date.  The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant’s rights under an outstanding Restricted Stock Award.

18.	APPLICABLE LAW; COMPLIANCE WITH LAWS

The Plan will be administered in accordance with the laws of the State of Texas and applicable federal law.  Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.  Prior to the issuance of any Shares under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares.

19.	PROHIBITION ON DEFERRED COMPENSATION

It is the intention of the Company that no Restricted Stock Award shall be "deferred compensation" subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Restricted Stock Awards shall be interpreted accordingly.  The terms and conditions governing any Restricted Stock Awards that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code Section 409A.  Notwithstanding any provision herein to the contrary, any Restricted Stock Award issued under the Plan that constitutes a deferral of compensation under a "nonqualified deferred compensation plan" as defined under Code Section 409A(d)(1) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto.

20.          NO GRANTS IN CONTRAVENTION OF THE 1940 ACT

At all times during such periods as the Company qualifies or intends to qualify as a "business development company," no Restricted Stock Award may be granted under the Plan if the grant or terms of such Restricted Stock Award would cause the Company to violate Section 61 of the 1940 Act (or any other provision of the 1940 Act applicable to "business development companies"), and, if approved for grant, such an award will be void and of no effect.

In furtherance of the intent that Restricted Stock Awards available to be granted under the Plan be limited to those that can be granted by a "business development company" qualifying as such under the 1940 Act, except as otherwise permitted by exemptive relief or other relief that may be granted by the Securities and Exchange Commission or its staff and determined by the Board of Directors, Restricted Stock may be awarded only in exchange for full payment thereof (as determined by the Board of Directors).